1 AMERICAN STOCK EXCHANGE LLC DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING AND/OR REGISTRATION UNDER SECTION 12(b) OF THE SECURITIES EXCHANGE ACT OF 1934 Attachment to Form 25 August 29, 2006 The American Stock Exchange LLC (the "Amex" or "Exchange"), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the "Commission"), has determined to strike from listing and registration on the Exchange, the following: DHB INDUSTRIES, INC. Common Stock, $.001 Par Value Commission File Number - 001-13112 1. The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted. In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with: (a) Sections 134 and 1101 of the Amex Company Guide (the "Company Guide") which states that issuers are required to file information, documents and reports with the SEC on a timely basis; and (b) Section 1003(f)(iii) of the Company Guide, which states that the Exchange, will normally consider suspending dealings in, or removing from the list, a security if the company or its management engages in operations, which, in the opinion of the Exchange, are contrary to the public interest. 2. The common stock of DHB Industries, Inc. (the "Company") does not qualify for continued listing for the following reasons: (a)The Company failed to timely file its Form 10-K for the fiscal year ended December 31, 2005 (the "Form 10-K") and Form 10-Q for the period ended March 31, 2006 (the "Form 10-Q"). (b)On May 25, 2006, the Company disclosed in a Form 8-K that on May 23, 2006 it received a "Wells Notice" from the staff of the Securities and Exchange Commission. The "Wells Notice" indicated that the staff of the SEC had preliminarily determined to recommend that the SEC bring a civil injunctive action against the Company alleging violations of the antifraud, reporting and books and records provisions of the Securities Exchange Act of 1934. Further, the Company's press release disclosed that the "Wells Notice" also stated that should the staff of the SEC proceed with the "Wells Notice" it would allege that the Company recorded false journal entries in 2005 relating to its inventory for the purpose of materially increasing its gross profit margin and net income. 3. In reviewing the eligibility of the Company's common stock for continued listing, the Exchange has complied with its standards and procedures as follows: (a) By letters dated April 3, 2006 and May 16, 2006 in accordance with Section 1009 of the Company Guide, the Company was advised of its status in relation to the standards of the Exchange and offered an opportunity to submit a business plan in support of continued listing. The Exchange's letter advised that the Company would need to regain compliance with the Exchange's continued listing standards as specified by Sections 134 and 1101 of the Company Guide by June 2, 2006. The Company submitted its plan by letter dated April 17, 2006. (b) By correspondence dated May 25, 2006, the Company advised the Exchange that it would not be able to file the Form 10-K and Form 10-Q by the June 2, 2006 deadline. The Company requested an extension until June 16, 2006 to file an updated plan of compliance with the Exchange detailing actions the Company would take to file the Form 10-K and Form 10-Q. (c) On June 7, 2006 the Exchange sent DHB a letter advising the Company that it was not in compliance with Section 1003(f)(iii) of the Company Guide in that the Company and/or its management had engaged in operations which, in the opinion of the Exchange, were contrary to the public interest. The Company was given until June 16, 2006, to advise the Exchange of action it had taken, or would take, that would bring the Company into compliance with Section 1003(f)(iii) of the Company Guide by no later than August 15, 2006. (d) On June 21, 2006 the Company submitted its amended plan of compliance addressing how it anticipates regaining compliance with Sections 134, 1101, and 1003(f)(iii) of the Company Guide by August 15, 2006. After careful review, Staff determined that the amended plan did not make a reasonable demonstration of the Company's ability to regain compliance with Sections 134, 1101 and 1003(f)(iii) of the Company Guide by August 15, 2006. (e) The Exchange did not accept the Company's amended plan of compliance and determined that the Company's common stock did not qualify for continued listing. This determination, along with the Company's right to appeal, was communicated to the Company by letter dated June 26, 2006. The Company was also notified that in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff's determination no later than July 5, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel. (f) The Company did not appeal the Exchange's determination within the requisite time period or thereafter. Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder. 4. In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein. 5. The Exchange official whose signature is set forth below is duly authorized to file this application. 6. In accordance with the provisions of Rule 12d2-2, a copy of this application has been forwarded to General Larry R. Ellis (Ret.), President, Chief Administrative Officer, and Acting Chief Executive Officer of the Company. /s/ Dennis J. Meekins Vice President, Listing Qualifications American Stock Exchange LLC